Exhibit 10.1
Separation Agreement and General Release
This Separation Agreement and General Release (the “Agreement”) is by and between Brian McLaughlin (the “Executive”) and Landec Corporation (the “Company”) effective as of the Effective Date (see Section 2b.(iii) below). In consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.Separation Date, Accrued Amounts and Separation Benefits. Executive’s employment with Landec Corporation (the “Company”) will end effective January 15, 2021 (the “Separation Date”). Executive acknowledges that the Company has paid Executive in a single lump-sum payment on the Separation Date any earned, but unpaid, base salary and accrued, but unused paid vacation to which he is entitled through the Separation Date (collectively the “Accrued Amounts”). If Executive signs this Agreement no earlier than the Separation Date and no later than the 22nd day after he receives it (the “Offer Period”), the Company shall provide Executive with the separation benefits described in Sections 1(a) through (d) below (collectively the “Separation Benefits”) provided this Agreement becomes effective and enforceable. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
(a)Severance Payment. The Company shall pay Executive the amount of $350,000.00, which sum represents twelve (12) months’ of his current base salary (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the Separation Date, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the Separation Date. If the Executive signs the Agreement on the Separation Date, and does not subsequently revoke the Agreement, the first payday under the Agreement will be February 5, 2021 and the last payday will be January 28, 2022.
(b)Equity.     The stock options granted to you in 2020 will vest and become exercisable, as of your Separation Date but subject to the effectiveness of this Agreement, as to the number of shares that would have vested had you remained employed during the 12-month period following your Separation Date (rounded down to the nearest whole share). Under separate cover you have been provided with a statement of your outstanding stock options eligible for exercise (Exercising Stock Options) document. You understand and agree that all vested options must be exercised within six (6) months following your Separation Date in accordance with the applicable stock incentive plan and related stock option agreements. Any options and restricted stock units not vested as of the Separation Date (after taking into account the first sentence of this Section 1(b)) are forfeited automatically in accordance with the terms of the applicable stock incentive plan and related stock option agreements. Please keep in mind that IRS regulations require that any Incentive Stock Options (ISO) not exercised within 90 days, following your Separation Date will become Nonqualified Stock Options for taxing and reporting purposes.
(c)Cobra. During the period commencing on the Separation Date and ending on the earlier of (i) the 12-month anniversary of the Separation Date and (ii) the date on which you become eligible for coverage under the group health plan of a subsequent employer (of which eligibility you hereby agree to give prompt notice to the Company) (in any case, the “COBRA Period”), the Company shall reimburse you, with respect to each month during the COBRA Period, an amount equal to (I) the monthly premiums actually paid by you for such continued healthcare coverage less (II) the monthly premium payable by you for coverage under the Company’s group health plans as of immediately prior to the Separation Date; provided, that in no event shall such reimbursement amount exceed the cost actually paid by you for such continued healthcare coverage.  Notwithstanding the foregoing, if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover you under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, each remaining premium payment under this Section 4(b) shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).  To be eligible for this benefit, you may be required to make a valid and timely election to continue healthcare coverage under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of  1986, as amended and the regulations thereunder (i.e., by electing COBRA).  In addition, you may be required to provide complete and accurate documentation evidencing your actual premium payments for continued healthcare coverage in order to receive reimbursement from the Company pursuant to this Section 1.
(d)Resignations. Effective as of the Separation Date, Executive hereby resigns as (a) Executive Vice President of Finance and Administration and Chief Financial Officer of the Company, (b) Vice President, and a member of the Board of Directors, of Curation Foods, Inc. and GreenLine Logistics, Inc., (c) Vice President and Secretary, and a member of the Board of Directors, of Camden Fruit Corp. and Yucatan Foods, LLC, (d) a member of the Board of Directors of Windset Holding 2010 Ltd., (e) Vice President of Lifecore Biomedical, Inc., and (f) any other officer or board positions that he may hold with any other affiliate of the Company.
2.General Release. In exchange for good and valuable consideration, and intending to be legally bound by this Agreement, Executive agrees as follows on behalf of himself and his heirs, representatives, successors, and assigns, to release the Company, its parents, subsidiaries, divisions, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, servants, attorneys, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, demands, causes of action, liabilities, suits, judgments, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which he ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date he signs this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon Executive signing of this Agreement, with the exception of (i) any claims which cannot legally be waived by private agreement; and (ii) any claims which may arise after the date he signs this Agreement. This general release includes, but is not limited to, any and all claims whether based in equity, law or otherwise, including without limitation any federal, state, or local statute, code, regulation, rule, ordinance, constitution, order, or at common law. This general release includes, but is not limited to, any and all claims, related in any way to Executive’s employment with the Company and/or its predecessors, the termination of that employment), including but not limited to, any and all tort claims, contract claims, claims or demands related to stock, stock options or any other ownership interests in the Company, fringe benefits, severance pay wages, incentive compensation, bonuses, and other remuneration. Executive’s acceptance of this Agreement also releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Executive understands that he should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Section. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed in any way to release (a) the Company’s obligation to indemnify Executive pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; or (b) workers’ compensation benefits, unemployment compensation benefits, or any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights he might have under federal and/or state law. This release does not limit or restrict Executive’s right under the ADEA to challenge the validity of this release in a court of law. However, this release does prevent Executive from making any individual or personal recovery against the Company or the Released Parties, including the recovery of money damages, reinstatement or other legal or equitable relief, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission.
(a)Waiver of California Civil Code Section 1542. Executive also acknowledges that he has been advised of California Civil Code Section 1542, which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or his favor at the time of executing the release and that, if known by him or her, would have materially affected his or his settlement with the debtor or released party.
Executive agrees that he is waiving any and all rights he may have under California Civil Code Section 1542 with respect to the general release of claims in Section 2 of this Agreement. In connection with this waiver, he acknowledges that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he may now know or believe to be true, with respect to the claims released pursuant to Section 2. Nevertheless, he intends to and does by this Agreement release, fully, finally and forever, in the manner described in Section 2, all such claims as provided therein. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.

(b)Release of Claims Under the ADEA; Consideration & Revocation Period
(i)ADEA Claims Released. Executive understands that the general release set forth in Section 2 above includes a release of any claims he may have, if any, against the Released Parties under the ADEA. He understands that his waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date he signs this Agreement and he is not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
(ii)Consideration Period. Executive acknowledges that he has been given a period of at least twenty-one (21) days from the date this Agreement was initially delivered to him to decide whether to sign this Agreement (the “Consideration Period”). If he decides to sign this Agreement before the expiration of the Consideration Period, which is solely his choice, he represents that his decision is knowing and voluntary. He agrees that any revisions made to this Agreement after it was initially delivered to him were either not material or were requested by him, and do not re-start the Consideration Period. Executive has been advised to consult with an attorney of his own choosing prior to signing this Agreement.
(iii)Revocation Period; Effective Date. Executive understands that he may revoke this Agreement within seven (7) days after he has signed it (the “Revocation Period”). This Agreement shall not become effective or enforceable until the eighth (8th) day after he signs this Agreement without having revoked it (the “Effective Date”). In the event he chooses to revoke this Agreement, he must notify the Company in writing directed to the Chairman of the Board of Directors in which case this Agreement (other than the resignations set forth in Section 1(e)) shall have no force or effect.
3.Representations & Warranties. By signing below, Executive represents and warrants as follows:
(a)There are no pending complaints, charges or lawsuits filed by him against any of the Released Parties.
(b)Executive is the sole and lawful owner of all rights, title and interest in and to all matters released under Section 2, above, and he has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
(c)Executive has been properly paid for all hours worked, and he has received all compensation due through the Separation Date.
(d)The Company has reimbursed Executive for all Company-related expenses incurred by him in direct consequence of the discharge of his duties, or of his obedience to the directions of the Company.
(e)The Company has not denied Executive the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.

(f)Executive has not suffered or incurred any workplace injury in the course of his employment with the Company, other than any injury that was made the subject of a written injury report before he signed this Agreement.
(g)Executive confirms that the Confidential Information and Invention Assignment Agreement survives the termination of the Executive’s employment, and his execution of this Agreement. Except as otherwise provided in the preceding sentence, this Agreement shall constitute the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, arbitral or other legal proceeding involving this Agreement.
4.Cooperation. Executive acknowledges and agrees that he will reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which he, by virtue of his employment with the Company, has relevant knowledge or information.
5.Miscellaneous.
(a)Intentionally Omitted.
(b)Executive agrees and acknowledges that this Agreement provides him with benefits from the Company which, in their totality, are greater than those to which he otherwise would be entitled.
(c)Nothing in this Agreement should be construed as an admission of wrongdoing or liability on the part of the Company or the other Released Parties, who expressly deny any liability whatsoever.
(d)This Agreement and its interpretation shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of law principles.
(e)If any provision of this Agreement or portion thereof is found to be invalid, void or unenforceable, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Agreement, and all remaining provisions, remain valid, enforceable, and in full force and effect.
(f)Each of the Released Parties is an intended third-party beneficiary of this Agreement having full rights to enforce this Agreement.
(g)A facsimile or scanned (e.g., .PDF, etc.) signature on this Agreement shall be deemed to be an original.

By signing this Agreement, Executive acknowledges that he does so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Agreement, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.

COMPANY:

LANDEC CORPORATION

Dated: 1/28/2021	/s/ Albert D. Bolles
Dr. Albert D. Bolles, Ph.D.
President and Chief Executive Officer

EXECUTIVE:

Brian F. McLaughlin

Dated: 1/28/2021	/s/ Brian F. McLaughlin